Exhibit 99.1
News Release
Contact: Patrick J. Roe, President
   (815) 725-0123
Source:   First Community Financial Partners, Inc.

First Community Financial Partners, Inc. Reports Improved Earnings in 2012

Joliet, Illinois, February 28, 2013 - First Community Financial Partners, Inc. (OTCBB: FCMP, “First Community”), holding company for First Community Bank of Joliet, First Community Bank of Plainfield, First Community Bank of Homer Glen & Lockport and Burr Ridge Bank and Trust, which provides full service banking and financial services from 6 locations in Chicago's south and southwest suburbs, today announced results for the year ended December 31, 2012.  First Community's results reflected improvement in earnings from the year ended December 31, 2011, through a more healthy and productive balance sheet and improved asset quality. For the year ended December 31, 2012, First Community's net income applicable to common shareholders was $104,000 or $0.01 per diluted share, compared with net loss applicable to common shareholders of $(7.58) million or $(0.65) per diluted share for the year ended December 31, 2011.

On August 27, 2012, First Community entered into definitive agreements with Burr Ridge Bank and Trust, First Community Bank of Homer Glen & Lockport and First Community Bank of Plainfield, each a non-wholly owned banking subsidiary, to merge the three banks and First Community Bank of Joliet, a wholly owned banking subsidiary, into a consolidated organization to be called First Community Financial Bank (“the Mergers”). The Mergers have been approved by the appropriate banking regulators, and will be voted on by First Community Bank of Plainfield, First Community Bank of Homer Glen & Lockport and Burr Ridge Bank and Trust's shareholders at meetings scheduled for March 11, 2013. First Community's 2012 results include approximately $1.5 million in costs related to the Mergers, which we do not expect to occur in 2013.

HIGHLIGHTS

•	First Community demonstrated an improved return on average assets (“ROAA”) of 0.01% for the year ending December 31, 2012, compared with (0.81)% for 2011.

•	First Community's return on common equity for the year ended December 31, 2012 was 0.14%, compared with (10.08)% in 2011.

•	Book value per common share increased $0.04 to $4.14 per common share at December 31, 2012, compared to $4.10 per common share a year earlier.

•	Non-performing loans to total loans declined to 4.39% at December 31, 2012, compared with 5.53% at December 31, 2011.

•	The company reduced the total dollar amount of non-performing loans by 26.92% by the end of 2012 compared with year end 2011.

•	The provision for loan losses decreased to $7.1 million for the year ended December 31, 2012 from $17.4 million for the year ended December 31, 2011.

•
First Community's non-interest expense increased from $21.7 million for the year ended December 31, 2011 to $21.8 million for the year ended December 31, 2012 even with approximately $1.5 million in costs related to the merger in 2012.

•	First Community's consolidated total risk-based capital ratio increased to 14.46% at December 31, 2012, compared with 13.45% at December 31, 2011, reflecting its strengthened capital position.

"During 2012 First Community took several important steps to better position the company,” said Patrick J. Roe, President of First Community Financial Partners, Inc. “This includes the execution of agreements necessary to affect the Mergers which will result in the consolidation of the four affiliate banks and aggressive remediation efforts to reduce our problem loans. These steps have returned First Community to profitability even as we absorbed substantial one-time costs associated with the Mergers. Our core earnings remain strong.”

Mr. Roe continued, “as a result, we enter 2013 as a stronger company. With the closing of the Mergers anticipated to occur in the first quarter of 2013, a data processing consolidation and upgrade, anticipated lowered credit costs, and increased efficiencies realizable as a result of the Mergers, we are well positioned for the future. “Equally important, we will continue to strengthen our senior leadership team with the addition of Roy Thygesen as Chief Executive Officer of First Community upon completion of the Mergers."

Mr. Thygesen has over 35 years of banking experience and is currently President & Chief Executive Officer of Burr Ridge Bank and Trust, one of First Community's subsidiary banks. Mr. Roe concluded, “I am very excited that Mr. Thygesen will be joining the senior management team of First Community and look forward to continuing the progress we have made during the past year.”

First Community Financial Partners, Inc.
Summary Financial Data
Unaudited

The following tables set for selected consolidated financial and other data for First Community at the dates and for the period indicated. The selected financial and other data at December 31, 2012 has not been audited, but in the opinion of management of First Community reflects all necessary adjustments for a fair presentation of results as of the dates and for the periods covered.

	December 31, 2012	December 31, 2011
Selected Financial Condition Data:
Total assets	$902,600	$883,599
Total securities (1)	109,928	81,329
Loans	637,114	691,634
Allowance for loan losses	22,878	26,991
Net loans	614,236	664,643
Nonperforming loans (2)	27,941	38,234
Total deposits	780,662	771,707
Subordinated debt, convertible	4,060	4,060
Other borrowed funds	25,695	18,278
Shareholders' equity (3)	$87,931	$85,234
Common shares outstanding	12,175.401	12,036,402

	December 31, 2012	December 31, 2011
Selected Operating Data:
Interest income	$38,522	$45,456
Interest expense	8,299	12,387
Net interest and dividend income	30,223	33,069
Provision for loan losses	7,062	17,447
Net interest and dividend income after provision for loan losses	23,161	15,622
Non-interest income	1,593	1,723
Non-interest expense	21,780	21,689
Income (loss) before income taxes	2,974	(4,344)
Income tax expense	341	827
Income (loss) before non-controlling interest	2,633	(5,171)
Net income attributable to non-controlling interests	1,110	991
Net income applicable to First Community Financial Partners, Inc.	1,523	(6,162)
Dividends and accretion on preferred shares	1,419	1,419
Net income (loss) applicable to common shareholders	$104	$(7,581)

	December 31, 2012	December 31, 2011
Per Share Data
Earnings (loss) per common share
Basic	$0.01	$(0.65)
Diluted	$0.01	$(0.65)
Book value per common share	$4.14	$4.10

Performance Ratios
Return on average assets	0.01%	(0.81)%
Return on average common equity	0.14%	(10.08)%
Net interest margin (4)	3.55%	3.64%
Interest rate spread	3.31%	3.36%
Efficiency ratio(5)	68.46%	62.34%
Average interest-earning assets to average interest-bearing liabilities	124.57%	120.65%
Average loans to average deposits	87.23%	93.92%
Cost of interest-bearing liabilities	1.22%	1.64%

Asset Quality
Non-performing loans to total loans	4.39%	5.53%
Non-performing assets to total assets	3.47%	4.73%
Allowance for loan losses to non-performing loans	81.88%	70.59%
Allowance for loan losses to total loans	3.59%	3.90%

Capital Ratios
Average equity to average total assets	8.20%	8.06%
Tier 1 leverage	9.87%	9.29%
Tier 1 risk-based capital	12.60%	11.72%
Total risk-based capital	14.46%	13.45%

(1) Includes available for sale securities shown at fair value and Federal Home Loan Bank stock at cost.
(2) Non-performing loans include loans on nonaccrual status and those past due more than 90 days and still accruing interest.
Non-performing assets consist of non-performing loans and other real estate owned.
(3) Includes Series B and Series C Preferred Stock.
(4) Net interest margin is reported as actual and not reduced by the nondeductible portion of interest expense, as any adjustment would be immaterial.
(5) We calculate our efficiency ratio by dividing non-interest expense by the sum of net interest income and non-interest income.

No tax equivalent adjustments were made as the effect thereof was not material.

Safe Harbor
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Any statements other than statements of historical facts, including statements about management's beliefs and expectations, are forward-looking statements and should be evaluated as such. These statements are made on the basis of management's views and assumptions regarding future events and business performance. Words such as “estimate,” “believe,” “anticipate,” “expect,” “intend,” “plan”, “target,” “project,” “should,” “may,” “will” and similar expressions are intended to identify forward-looking statements. Forward-looking statements (including oral representations) involve risks and uncertainties that may cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements. These risks and uncertainties include the ability of the Company to complete the acquisition of the shares of stock of Burr Ridge Bank and Trust, First Community Bank of Homer Glen & Lockport and First Community Bank of Plainfield not owned by the Company (collectively, the “Non-Wholly Owned Banks”), successfully integrate the operations of the Company, the Non-Wholly Owned Banks and First Community Bank of Joliet (“Joliet”), a wholly owned subsidiary of the Company, and realize the synergies from the acquisition, as well as a number of other factors related to the businesses of the Company, the Non-Wholly Owned Banks and Joliet, including various risks to stockholders of not receiving dividends and risks to the Company's ability to pursue growth opportunities if the Company continues to pay dividends according to the current dividend policy; various risks to the price and volatility of the Company’s common stock; the amount of debt and the Company’s ability to repay or refinance it or incur additional debt in the future; the Company's need for cash to service and repay the debt and to pay dividends on the Company’s common stock and preferred stock; risks associated with the Company's possible pursuit of acquisitions; economic conditions in the Company’s, Joliet’s and the Non-Wholly Owned Bank’s service areas; system failures; losses of large customers; disruptions in the relationship with third party vendors; losses of key management personnel and the inability to attract and retain highly qualified management and personnel in the future; changes in the extensive governmental legislation and regulations governing banking; high costs of regulatory compliance; the impact of legislation and regulatory changes on the banking industry; and liability and compliance costs regarding banking regulations. These and other risks and uncertainties are discussed in more detail in the Company’s filings with the Securities and Exchange Commission, including the Company’s Registration Statements on Form S-4.

Many of these risks are beyond management's ability to control or predict. All forward-looking statements attributable to the Company, Joliet or the Non-Wholly Owned Banks or persons acting on behalf of each of them are expressly qualified in their entirety by the cautionary statements and risk factors contained in this communication. Because of these risks, uncertainties and assumptions, you should not place undue reliance on these forward-looking statements. Furthermore, forward-looking statements speak only as of the date they are made. Except as required under the federal securities laws or the rules and regulations of the Securities and Exchange Commission, we do not undertake any obligation to update or review any forward-looking information, whether as a result of new information, future events or otherwise.

Prospectuses/Proxy Statements
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This material is not a substitute for the prospectuses/proxy statements filed with the Securities and Exchange Commission on November 19 and 20, 2012 which, as amended, were declared effective on January 31, 2013. INVESTORS IN THE COMPANY OR THE NON-WHOLLY OWNED BANKS ARE URGED TO READ THE PROSPECTUSES/PROXY STATEMENTS, WHICH CONTAIN IMPORTANT INFORMATION, INCLUDING DETAILED RISK FACTORS. The prospectuses/proxy statements are, and other documents which will be filed by the Company with the Securities and Exchange Commission, will be available free of charge at the Securities and Exchange Commission's website, www.sec.gov, or by directing a request when such a filing is made to First Community Financial Partners, Inc., 2801 Black Road Joliet, IL 60435, Attention: Glen Stiteley, Corporate Secretary. The definitive prospectuses/proxy statements were mailed to the Non-Wholly Owned Bank stockholders on February 8, 2013.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

Proxy Solicitation
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The Non-Wholly Owned Banks and their respective directors, executive officers and other employees may be deemed to be participants in the solicitation of proxies in connection with the proposed transaction. Information about the directors and executive officers of the Non-Wholly Owned Banks is set forth in the prospectuses/proxy statements.

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